EXHIBIT 10.1

SEPARATION, TRANSITION AND RELEASE AGREEMENT

THIS SEPARATION, TRANSITION AND RELEASE AGREEMENT (this “Agreement”) is made as of the 30th day of July, 2007 by and between David Mangini (the “Individual”) and Mothers Work, Inc. (the “Company”).

WHEREAS, Individual and the Company wish to mutually terminate Individual’s employment with the Company on the Termination Date (defined below); and

WHEREAS, Company and Individual have each agreed that Individual will be engaged by the Company as an independent contractor from the Termination Date through the one (1) year anniversary of the Termination Date (the “Transition Period End Date”) to provide consulting services to the Company (the “Transition Period”);

WHEREAS, in exchange for his performance of consulting services through the Transition Period and subject to the execution of this Agreement, the Company has agreed to provide the Individual with certain rights and benefits.

NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the parties agree as follows:

1.             Resignation and Status.

(a)       Termination Date.  Individual agrees that he will continue to provide services to the Company as an employee in his current position and base salary until such time as Company notifies Individual that it has selected a date (the “Termination Date”) on and after which Individual will no longer be employed by the Company.  The Termination Date may be selected by Company in its sole and absolute discretion for any reason or with no reason at any time.

(b)       Resignation. Upon the Termination Date, Individual will resign immediately as an officer and employee of the Company and as an officer, employee and/or director of any of the Company’s affiliates (it being understood that no further action or writing other than this Agreement is required).

(c)       No Further Compensation. Individual’s compensation arrangements with the Company and the Company’s obligation to pay Individual any amounts incident to Individual’s employment (including, without limitation, base salary and bonus) will cease on the Termination Date.  Individual agrees that no bonus has accrued, is payable or will become payable to Individual incident to services provided for the Company after the Termination Date.

(d)       Vacation Days. Any of Individual’s vacation hours that remain accrued and unused as of the Termination Date will be cashed out (based on Individual’s full, current rate of base salary).  The parties agree that Individual currently has 120 vacation hours.

(e)       No Further Benefits. After the Termination Date, Individual is not eligible to participate in any of the employee benefit or similar programs of Company except for COBRA.  Company shall not be liable to Individual as an employer for any claims or causes of action arising out of or relating to services provided after the Termination Date.

(f)        COBRA.  The Company agrees to pay 100% of Individual’s premiums for COBRA medical and dental insurance coverage for the one (1) year period beginning on the Termination Date and ending on the first anniversary of the Termination Date.

(g)       Restricted Stock.  All unvested shares of restricted stock granted to Individual by Company which are held by Individual on the Termination Date will be and are hereby forfeited by Individual in accordance with the plan documents on such Termination Date.

(h)       Stock Options.  Subject to applicable plan documents, Individual shall have ninety (90) days from the Termination Date to exercise any vested stock options.  Stock options unvested as of the Termination Date are herby forfeited by the Individual in accordance with the plan documents.

2.             Transition Period: Consulting Services.

(a)       Duties.

1.             During the Transition Period, Individual will be available to perform, and perform at the direction of the Company, full-time consulting services to the Company as prescribed by the Company from time to time.   Such functions are anticipated to include:  (i) fashion consulting and certain other non-management tasks consistent with the full-time services required to be provided by Individual prior to the Termination Date, (ii) assistance with a successor process and related transition, and (iii) such other matters as reasonably requested by the Company.  Individual will perform such services on-site at Company’s corporate headquarters location only if so requested by Company.

2.             If Individual is unable or unwilling to be available to provide full-time services to the Company as required herein (whether due to Individual’s part or full-time employment by a third party, any other provision of services to a third party or parties, or for any other reason), the obligations of each of the parties regarding the consulting services shall cease immediately, including, without limitation, the Company’s duty to compensate Individual per Section 2(b) of this Agreement.  Individual agrees that he will, upon request by the Company, provide to the Company copies of his true and correct filed income tax returns, W-2s, 1099s and any other reasonable documentation and assurances evidencing that Individual maintained his full-time availability during the Transition Period as required above.  If after Company’s review of such documentation, Company reasonably concludes that Individual failed to maintain the full-time availability as required by this Agreement, Individual will, on demand, pay back to Company the portion of the gross compensation paid to Individual under Section 2(b) which is attributable to the period of time during the Transition Period which Individual was not available to provide full-time services as required by this Agreement.

(b)       Compensation.  Subject to his continued full-time availability and service during and through the end of the Transition Period as required by and subject to Section 2(a) above, Individual will be paid a total amount of $502,745 which such amount will be earned and payable in equal installments on a bi-weekly schedule during the Transition Period.

(c)       Independent Contractor Status.  Individual acknowledges that after the Termination Date Individual is an independent contractor, and will be responsible for the direction of Individual’s own work.  Individual thus will be responsible for payment of all income, social security and other employment-related taxes pertaining to Individual, and Company will have no such responsibilities.  Individual will indemnify Company and will hold Company harmless from and against any and all claims, losses, liabilities, damages and costs (including reasonable attorneys’ fees and other costs of litigation) that may arise out of any such taxes and related items.

(d)       Termination of Consulting Services for Breach.  In addition to the automatic termination provided in Section 2(a) above, Company may terminate the services provided by Individual after the Termination Date at any time for “breach.”  For this purpose, “breach” means (i) Individual’s failure or inability to satisfactorily perform the transition services reasonably requested by Company, (ii) any disruption of the Company’s operations caused by Individual, or (iii) Individual’s material breach of any provision of this Agreement or other agreement with the Company.  If the Company terminates Individual’s provision of consulting services for “breach,” then notwithstanding any other provision of this Agreement, the Company’s obligations to Individual will be limited solely to the payment of accrued and unpaid amounts accruing prior to the effectiveness of such termination.

(e)       Release.  In consideration of Individual’s continued employment through the Termination Date and the rights and benefits afforded hereunder, Individual agrees to execute a release agreement substantially in the form attached hereto as Exhibit A (the “Release”) prior to the 22nd day following the Termination Date and to not revoke such release.  Receipt of a fully executed copy of the Release is and will be a condition precedent for Company’s obligations to retain Individual to provide any consulting services under this Agreement.

3.             Confidential Information. “Confidential Information” means information which the Company regards as confidential or proprietary and which the Individual learned or developed during or related to his employment, including, but not limited to, information relating to:

a.             the Company’s products, suppliers, strategic partners, pricing, costs, sourcing, design, fabric and distribution processes;

b.            the Company’s marketing plans and projections;

c.             lists of names and addresses of the Company’s employees, agents, factories and suppliers;

d.            the methods of importing and exporting used by the Company;

e.             manuals and procedures created and/or used by the Company;

f.               trade secrets or other information that is used in the Company’s business, and which give the Company an opportunity to obtain an advantage over competitors who do not know such trade secrets or how to use the same; and

g.            software in various stages of development (source code, object code, documentation, flow charts), specifications, models, data and customer information.

The term “Confidential Information” will also include, without limitation, any and all of the foregoing items as they relate to the Company’s Futuretrust® Mastercard and/or 529 College Savings Plan business, Futuretrust Family Financial Center™ business and any ancillary past, current or future business, programs, services, products, business plans, marketing plans, strategic business relationships, or other information of the Company relating to, or offered in connection with, the foregoing.

Individual assigns to Company any rights Individual may have in any Confidential Information.  Individual shall not disclose any Confidential Information to any third party or use any Confidential Information for any purposes.

4.             Surrender of Materials. The Individual hereby agrees to deliver to the Company promptly at the end of the Transition Period or earlier at the Company’s request, all documents, copies thereof and other materials in the Individual’s possession pertaining to the business of the Company and its customers, including, but not limited to, Confidential Information (and each and every copy, disk, abstract, summary or reproduction of the same made by or for the Individual or acquired by the Individual), and thereafter to promptly return documents and copies thereof and other material in the Individual’s possession.  The Individual will be responsible for the value of all Company or customer property that is not timely returned.  Individual authorizes the Company to deduct the fair market value of such property from any monies owed to Individual.

5.             Disclosure of Information and Solicitation of Employees; Non-Compete. The Individual acknowledges that the Company has developed and maintains at great expense, a valuable supplier network, supplier contacts, many of which are longstanding, product designs, and other information of the type described in paragraph 3 of this Agreement, and that Individual was given and may be provided further access to Confidential Information concerning such suppliers and products, including information concerning such suppliers’ purchasing personnel, policies, requirements, and preferences, and such product’s design, manufacture, and marketing.

(a)       Accordingly, the Individual agrees that during his employment, through the Transition Period and for twenty-four (24) months after the Transition Period End Date the Individual will not directly or indirectly:

(i)                                   on Individual’s behalf or on behalf of any other person or entity, perform any act with respect to the design, manufacture, sale, attempted sale or promotion of the sale of any Conflicting Product.

(ii)                                own, manage, operate, finance, join, control, or participate in the ownership, management, operation, financing or control of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit Individual’s name to be used in connection with, any:  (a) entity offering for sale or contemplating offering for sale any Conflicting Product, or (b) any entity which prior to such Transition Period End Date was contacted by or the responsibility of the Individual or any person under the Individual’s supervision or direction; this includes applicable agents and suppliers, or (c) Competing Business, or (d) any entity which would require by necessity use of Confidential Information.

The term “Conflicting Product” shall mean any product, process or service which is the same as, similar to, or in any manner competitive with any Company product (which includes third-party products that are distributed by Company), process, or service.  Conflicting Product includes, but is not limited to, maternity and nursing apparel and related accessories.

The term “Competing Business” shall mean any business or enterprise engaged in the design, manufacture or sale of any maternity or nursing apparel or related accessories, or in any other business engaged in by the Company at the time of Individual’s termination of employment from the Company within:  (x) a state or commonwealth of the United States or the

District of Columbia, or (y) any foreign country, in which the Company has engaged in any such business within the prior year or has undertaken preparations to engage.

(b)       During his employment, through the Transition Period and for twenty-four (24) months after the Transition Period End Date, the Individual will not induce, attempt to induce or in any way assist any other person in inducing or attempting to induce any employee or agent of the Company to terminate their relationship with the Company.  Further, during such periods Individual will not directly or indirectly, on Individual’s own behalf or on behalf of any other person or entity, employ or solicit for employment any current or former Company employee or agent.

(c)       If there is a breach or threatened breach of any of the foregoing provisions of this section, or any other obligation contained in this Agreement, the Company shall be entitled to an injunction restraining the Individual from any such breach without the necessity of proving actual damages, and the Individual waives the requirement of posting a bond.  Nothing herein, however, shall be construed as prohibiting the Company from pursuing other remedies for such breach or threatened breach.

6.             Release, Confidentiality and Non-Disparagement.

(a)       Individual, for and in consideration of the undertakings of the Company set forth herein, and intending to be legally bound, DOES HEREBY RELEASE AND FOREVER DISCHARGE the Company, together with its parents, subsidiaries and affiliates, and its officers, directors, shareholders in their capacity as such, employees, agents, predecessors, partners, successors, assigns, heirs, executors and administrators (hereinafter referred to collectively as “Releasees”), of and from all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which Individual ever had, now has, or which his heirs, executors or administrators hereafter may have by reason of any matter, cause or thing whatsoever, from the beginning of his employment with the Company until the present, and particularly, but without limitation of the foregoing general terms, any claims concerning or relating in any way to Individual’s employment relationship or the termination of his employment relationship with the Company, including, but not limited to, any claims which have been asserted or could have been asserted against the Releasees, including any claims arising under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., as amended, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., as amended, the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 301 et seq., as amended, the Pennsylvania Human Relations Act, 43 Pa. Stat. Ann. § 951 et seq., the common law of the Commonwealth of Pennsylvania, and any and all other federal, state or local laws, and any common law claims now or hereafter recognized, as well as all claims for attorneys’ fees and costs.  This Release specifically includes claims that may not be known as of the date hereof.  However, it is specifically understood and agreed that this Release does not include any claims by the Individual against the Company for a breach of the terms and conditions of the Agreement by the Company.

(b)       Individual represents and covenants that he has not communicated or disclosed, nor will he communicate or disclose, the fact or the terms of this Agreement, the settlement of any claims as described herein, or the fact or terms of any offers of settlement, to any persons other than his immediate family, his attorney, or his financial advisor, who will be informed of and will agree to respect the confidential nature of this Agreement.  Individual further agrees that if he is asked about the resolution of, or the facts underlying, the Agreement by any third party, he will respond by stating only that the matter has been resolved.  Individual agrees to keep all facts relating or referring to this Agreement confidential.  Individual further agrees that, if served with a subpoena or order that would compel the disclosure of this Agreement, he will notify the Company, both telephonically and in writing, and provide a copy of the subpoena or order to the attention of General Counsel, Mothers Work, Inc., 456 North Fifth Street, Philadelphia, PA 19123, immediately, but in no event later than three (3) business days after being so served, for the purpose of providing the opportunity to obtain a protective order against testimony regarding or production of this Agreement.

7.             Successors and Assigns. Individual may not assign any right or duty hereunder.  The Company may assign its rights hereunder to any affiliate or any successor to its business by means of liquidation, dissolution, merger, consolidation, transfer of assets or otherwise, provided that such successor also assumes the obligations of the Company hereunder.

8.             Applicable Law. This Agreement and the obligations of the parties shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the application of the principles of conflicts or choice of laws.

9.             Entire Agreement. This Agreement, together with the other documents and agreements referenced herein, contains the entire agreement and understanding of the parties hereto relating to the matters herein described, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature regarding these matters.  This Agreement may only be modified or amended in a writing signed by both parties.

10.           Acknowledgements. Individual hereby certifies and acknowledges as follows:

(a)       that he has no entitlement under any severance or similar arrangement maintained by the Company or any of its affiliates, and that except as otherwise provided specifically in this Agreement, neither the Company nor any of its affiliates have or will have any other liability or obligation to the Individual;

(b)       that the Releasees are intended third-party beneficiaries of this Agreement and that this Agreement is not, and shall not be construed to be, an admission of any violation of any federal, state or local statute, ordinance or regulation, or of any duty owed by Releasees to Individual;

(c)       that he has read the terms of this Agreement and that he understands its terms and effects, including the fact that he has agreed to release and forever discharge the Releasees from any legal or administrative claims arising out of his employment relationship with the Company;

(d)       that he has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which he acknowledges is adequate and satisfactory to him and which he acknowledges is in addition to any other benefits to which he is otherwise entitled;

(e)       that he has been advised by the Releasees through this document to consult with an attorney concerning this Agreement prior to signing this Agreement, and that he has done so;

(f)        that he is not prevented from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that any claims by him for personal relief in connection with such a charge or investigation will be barred.

(g)       that he does not waive rights or claims that may arise after the date this Agreement is executed;

(h)       that the Releasees provided him with a period of at least twenty-one (21) days in which to consider this Agreement, and that he has signed on the date indicated below after concluding that this Agreement is satisfactory;

(i)        that he has been advised by the Company that he may revoke this Agreement within seven (7) days after execution, that this Agreement shall not become effective until such revocation period expires, and that if he revokes this Agreement, the Company will have no obligations hereunder; and

(j)        that neither the Releasees nor any of their agents, representatives, employees, or attorneys have made any representations to him concerning the terms or effects of this Agreement.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have executed this Agreement in each case on the date indicated below, respectively.

MOTHERS WORK, INC.		DAVID MANGINI

/s/ Dan Matthias		/s/ David Mangini
Dan Matthias, CEO		David Mangini
Dated:	July 30, 2007	Dated:	July 27, 2007

Exhibit A

GENERAL RELEASE

THIS GENERAL RELEASE is for and in consideration of payments, rights and benefits provided to David Mangini (the “EMPLOYEE”) in connection with that certain Separation, Transition and Release Agreement dated July 30, 2007 by and between Mothers Work, Inc. (the “COMPANY”) and the Employee (the “SEPARATION AGREEMENT”) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged.

1.             Employee, intending to be legally bound, does hereby RELEASE AND FOREVER DISCHARGE the Company, together with its parents, subsidiaries and affiliates, and its officers, directors, shareholders in their capacity as such, employees, agents, predecessors, partners, successors, assigns, heirs, executors and administrators (hereinafter referred to collectively as “RELEASEES”), of and from all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which Employee ever had, now has, or which his heirs, executors or administrators hereafter may have by reason of any matter, cause or thing whatsoever, from the beginning of his employment with the Company until the present, and particularly, but without limitation of the foregoing general terms, any claims concerning or relating in any way to Employee’s employment relationship or the termination of his employment relationship with the Company, including, but not limited to, any claims which have been asserted or could have been asserted against the Releasees, including any claims arising under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., as amended, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., as amended, the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 301 et seq., as amended, the Pennsylvania Human Relations Act, 43 Pa. Stat. Ann. § 951 et seq., the common law of the Commonwealth of Pennsylvania, and any and all other federal, state or local laws, and any common law claims now or hereafter recognized, as well as all claims for attorneys’ fees and costs.  This Release specifically includes claims that may not be known as of the date hereof.

2.             Employee represents and covenants that he has not communicated or disclosed, nor will he communicate or disclose, the fact or the terms of this Release or the Separation Agreement to any persons other than his immediate family, his attorney, or his financial advisor, who will be informed of and will agree to respect the confidential nature of this Release.  Employee further agrees that if he is asked about the resolution of, or the facts underlying, the Release by any third party, he will respond by stating only that the matter has been resolved.  Employee agrees to keep all facts relating or referring to this Release confidential.  Employee further agrees that, if served with a subpoena or order that would compel the disclosure of this Release, he will notify the Company, both telephonically and in writing, and provide a copy of the subpoena or order to the attention of Ed Krell, Mothers Work, Inc., 456 North Fifth Street, Philadelphia, PA 19123, immediately, but in no event later than three (3) business days after being so served, for the purpose of providing the opportunity to obtain a protective order against testimony regarding or production of this Release.

3.             Employee agrees that he will not disparage the Company or engage in any activity which interferes with its existing or prospective business relationships or economic prospects.

4.             Employee further agrees to be available to and assist Company in effectively addressing any business issues that he dealt with or was familiar with during Employee’s employment with Company.

5.             Employee hereby agrees and acknowledges that his employment relationship with Releasees has been permanently and irrevocably severed, and that Releasees do not have any obligation, contractual or otherwise, to hire, rehire, or re-employ him in the future.  Furthermore, Employee agrees not to seek employment with Releasees at any time in the future.

6.             Employee agrees and acknowledges that the Releasees are intended third party beneficiaries of this Agreement and that this Release is not, and shall not be construed to be, an admission of any violation of any federal, state or local statute, ordinance or regulation, or of any duty owed by Releasees to Employee.

7.             Employee agrees and acknowledges that he has no entitlement under any severance or similar arrangement maintained by the Company or any of its affiliates, and that except as otherwise provided specifically in the Separation Agreement, neither the Company nor any of its affiliates have or will have any other liability or obligation to the Employee.

8.             This Release shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the application of the principles of conflicts or choice of laws.

9.             Employee hereby certifies and acknowledges as follows:

(i)            that he has read the terms of this Release, and that he understands its terms and effects, including the fact that he has agreed to RELEASE AND FOREVER DISCHARGE Releasees from any legal or administrative claims arising out of his employment relationship with the Company and the termination of that employment relationship;

(ii)           that he has signed this Release voluntarily and knowingly in exchange for valuable consideration to which he is not otherwise entitled;

(iii)          that he has been advised by Releasees through this document to consult with an attorney concerning this Release prior to signing this Release, and that he has done so;

(iv)          that he does not waive rights or claims that may arise after the date this Release is executed;

(v)           that Releasees provided him with a period of at least twenty one (21) days in which to consider this Release, and that he has signed on the date indicated below after concluding that this Release is satisfactory; and

(vi)          that he has been advised by Releasees that he may revoke this Release within seven (7) days after execution, that this Release shall not become effective until such revocation period expires, and that if he revokes this Release, the Releasees will have no further obligation under the Separation Agreement; and

(vii)         that neither Releasees nor any of their agents, representatives, employees, or attorneys, have made any representations to him concerning the terms or effects of this Release.

IN WITNESS WHEREOF, Employee has executed this Agreement on the date indicated below.

David Mangini

Dated:

COMMONWEALTH OF PENNSYLVANIA	:
: SS.
COUNTY OF PHILADELPHIA	:

On this       day of           , 2007, before me personally appeared David Mangini, known to me or satisfactorily proven to be the person described in and who executed this General Release, and acknowledged that he executed the same as his free act and deed.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal.

Notary Public
My Commission Expires: